Free Writing Prospectus

Dated October 29, 2024

Filed Pursuant to Rule 433(d)

Registration No. 333-260819

Registration No. 333-260819-13

$1.4ln CarMax Auto Owner Trust (CARMX) 2024-4

Jt-Leads: BofA (str), RBC, SMBC, Truist

Co-Mgrs : CIBC, MIZ, MUFG, Scotia

CLS	AMT($MM)*	WAL	M/S	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YLD	CPN	$PRICE
A-1	219.710	0.21	P-1/A-1+	1-6	4/25	9/25	I-CRV	+10	4.733		100.00000
A-2a	355.870	1.06	Aaa/AAA	6-22	8/26	12/27	I-CRV	+45	4.717	4.67	99.99882
A-2b	165.000	1.06	Aaa/AAA	6-22	8/26	12/27	SOFR30A	+45			100.00000
A-3	520.870	2.67	Aaa/AAA	22-46	8/28	10/29	I-CRV	+53	4.652	4.60	99.98129
A-4	88.930	3.86	Aaa/AAA	46-47	9/28	4/30	I-CRV	+56	4.687	4.64	99.99355
B	14.180	3.86	Aa2/AA+	47-47	9/28	5/30	I-CRV	+75	4.877	4.82	99.97144
C	17.720	3.86	A1/AA-	47-47	9/28	6/30	I-CRV	+90	5.027	4.97	99.98214
D	17.720	3.86	Baa2/A+	47-47	9/28	8/31	I-CRV	+130	5.427	5.36	99.97711

Bill & Deliver : BofA	Offered Size : $1.4bln
Expected Ratings: Moody’s, S&P	BBG Ticker : CARMX 2024-4 SSAP: CARM4
ERISA Eligible : Yes	Format : Public/SEC Registered
Expected Settle : 11/5/24	First Pay : 11/15/24
Min Denoms : $5k x $1k	RR Compliance: US – Yes, EU - No
CUSIPs A-1 : 14290D AA9	Pricing Speed: 1.3% ABS to 10% Clean-Up Call
A-2a : 14290D AB7	Intexnet : bascarx2404_upsize
A-2b : 14290D AH4	https://dealroadshow.com/e/CARMX20244 K293
A-3 : 14290D AC5
A-4 : 14290D AD3
B : 14290D AE1
C : 14290D AF8
D : 14290D AG6

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.